    EXHIBIT 99.1

Summary of DTE Gas’s Rate Case Filing U-17999

DTE Gas Company (DTE Gas or the Company) filed a general rate case on December 18, 2015 with the Michigan Public Service Commission (MPSC). This document provides a summary of DTE Gas’s filing. The full testimony of the filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-17999.

Consistent with Michigan’s Public Act 286, we anticipate self-implementing a rate increase on or after November 1, 2016 with an MPSC order expected by December 2016. We look forward to working through the elements of the filing with the MPSC Staff and other stakeholders.

Highlights of DTE Gas’s Rate Filing

•    This will be DTE Gas’s first general rate increase in four years

•	DTE Gas’s rate case filing is based on a fully projected test year of November 1, 2016 through October 31, 2017. The projected average rate base for the test year is $3.7 billion

•	DTE Gas’s rate case filing seeks an ROE of 10.75%, (25 bps increase from its current authorized rate); 52% equity and 48% debt

•    The table below shows the major components of DTE Gas’s rate filing

Item	Amount ($ millions)	Description
Sales/Revenues	$39	Lower sales forecast and off-system transport revenue
Return on and of Plant	97	Increase in net plant of $800 million; primarily distribution, and IRM[1] capital roll in
Working Capital	18	$200 million increase in working capital, primarily prepaid Pension and OPEB
O&M	29	Increase driven by inflation, partially offset by lower benefit and uncollectible expenses

	$183
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1 Infrastructure recovery mechanism

•	Base Rates/Infrastructure Recovery Mechanism
$41 million of the $183 million revenue requirement is due to the inclusion of IRM related capital investments, made through 2016, in base rates, that is currently being recovered through a separate IRM surcharge. The current IRM surcharge will end when new base rates are established. The rate proceeding also includes a proposed IRM surcharge that will recover $9 million beginning in 2017. Therefore the revenue requirement of $183 million will only result in a net effective rate increase of approximately $151 million for customers.

•	Lower Gas Sales Forecast
Energy Optimization efforts and a higher Btu content of natural gas is driving down average residential consumption resulting in less sales volumes over which to collect the cost to serve our customers. Average annual residential consumption is projected to decrease by 6 Mcf (approximately 7%) from 2012 levels of 95 Mcf to 89 Mcf in 2017.

•    Impact to Customer Bills
DTE Gas’s proposed non-gas rate increase would increase the average residential bill by less than $8 monthly when implemented. Fortunately, this increase is partially offset by decreasing commodity gas costs of approximately $5 monthly bringing a net increase to less than $3 per month to residential customers.

DTE Gas has been an industry leader in controlling operating costs over the last 10 years. When looking at O&M costs in total from 2008 through the end of last year, the Company has consistently ranked in the top of its peer group in cost control.

For further information, please contact Anastasia Minor, DTE Energy, 313.235.8466, Joyce Leslie, DTE Energy, 313.235.3209